Filed Pursuant to Rule 424(b)(3)
Registration No. 333-233361

Update and Supplement dated September 26, 2019

To the Prospectus dated September 11, 2019

This prospectus supplement (this “Supplement”) relates to the initial public offering of Class A common stock of 10x Genomics, Inc. (“10x Genomics”) and updates and supplements the prospectus dated September 11, 2019 (as supplemented, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. The Prospectus may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1770787/000119312519243349/d737378d424b4.htm

The purpose of this Supplement is to provide an update regarding the ITC 1068 Action and the Germany Action.

The ITC 1068 Action

On September 26, 2019, the International Trade Commission issued a notice to extend the target date for completion of its investigation until October 17, 2019. As such, a Final Determination is now expected to be issued on or prior to October 17, 2019.

The Germany Action

On September 25, 2019, the Munich Region Court issued a notice to extend the deadline for issuing a ruling in the Germany Action until November 20, 2019. As such, a ruling is now expected to be issued on or prior to November 20, 2019.